CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2019 relating to the financial statements and financial highlights of Reality Shares DIVCON Leaders Dividend ETF, Reality Shares DIVCON Dividend Defender ETF, and Reality Shares Nasdaq NexGen Economy ETF, each a series of the Reality Shares ETF Trust, for the year ended October 31, 2019, and to the references to our firm under the headings “How do the Funds’ other principal service providers compare?” and “Financial Highlights” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Cohen, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

August 7, 2020